UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 16, 2006
WHITE ELECTRONIC DESIGNS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	1-4817	35-0905052

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 E. University Drive, Phoenix, Arizona	85034

(Address of Principal Executive Offices)	(Zip Code)
(602) 437-1520

(Registrant’s telephone number, including area code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
SIGNATURES

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On January 16, 2006, the Board of Directors of White Electronic Designs Corporation approved changes to the terms of compensation to be paid to non-employee members of its Board of Directors. Effective January 16, 2006, compensation for non-employee directors will include a quarterly base retainer of $7,250, payable each fiscal quarter, plus $1,000 for each board meeting attended. The new base retainer represents an increase of $1,000 per fiscal quarter whereas the compensation for board meeting attendance did not increase from the prior fiscal year. Non-employee board members will receive a minimum of $500 and a maximum of $1,000 per committee meeting based on the length of the meeting and the amount of work required. In 2005, committee members received $500 for each committee meeting exceeding one hour in length. The Vice Chairman of the Board will receive an additional quarterly retainer of $7,000, payable each fiscal quarter, plus $4,000 per fiscal year in supplemental medical benefits. The Audit Committee Chair will receive an additional quarterly retainer fee of $3,000, payable each fiscal quarter. The additional compensation distributed to the Vice Chairman and the Audit Committee Chair did not increase from the prior fiscal year.
     The increased fees for this fiscal year were approved after consideration of comparative companies and the increased time and responsibilities associated with being a director of a public-reporting company and a member of its various standing committees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION
Date: January 20, 2006	By:	/s/ Hamid R. Shokrgozar
Hamid R. Shokrgozar
Chairman, President and Chief Executive Officer